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                                                                    Exhibit 99.5

                    [LETTERHEAD OF BEAR, STEARNS & CO. INC.]

                       CONSENT OF BEAR STEARNS & CO. INC.

         We hereby consent to the use of our opinion letter dated February 23, 2001 to the Board of Directors of ASI Solutions Incorporated included as Appendix B to this Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger of a wholly-owned subsidiary of Aon Corporation with and into ASI Solutions Incorporated and to the references to such opinion in such Proxy Statement/Prospectus under the headings "Summary - Opinion of Bear, Stearns & Co. Inc.," "The Proposed Merger - Background of the Merger," "- ASI's Reasons for the Merger; Recommendation of the ASI Board of Directors," and "- Opinion of Bear, Stearns & Co. Inc." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the terms "experts" as used in the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                    BEAR, STEARNS & CO. INC.


                                    By:/s/ John Venezia
                                       -----------------------------------------
                                       Name:  John Venezia
                                       Title: Senior Managing Director

March 26, 2001